CACI INTERNATIONAL INC AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARE




                                          Year Ended June 30
                             -----------------------------------------
                                 1995           1994           1993
                             -----------    -----------    -----------

Net Income before
 extraordinary item          $ 8,156,000    $ 6,336,000    $ 2,980,000

Extraordinary item                     0       (300,000)             0
                             -----------    -----------    -----------

Net Income                   $ 8,156,000    $ 6,036,000    $ 2,980,000

Average shares
 outstanding during
 the period                   10,020,000     10,098,000     10,004,000

Dilutive effect of stock
 options after
 application of treasury
 stock method                    591,000        517,000        357,000
                             -----------    -----------    -----------

Average number of shares
 and equivalent shares
 outstanding during
 the period                   10,611,000     10,615,000     10,361,000
                             -----------    -----------    -----------
Earnings per common and
 common equivalent share

 Before extraordinary item   $      0.77    $      0.60    $      0.29

 Extraordinary item          $      0.00    $     (0.03)   $      0.00
                             -----------    -----------    -----------

 Net Income                  $      0.77    $      0.57    $      0.29
                             ===========    ===========    ===========
